EXHIBIT 99.1

Egalet Announces Second Quarter 2017 Financial Results and Expense Reduction Plan

—Revenue increased 81% year over year and 15% over first quarter—

—Company restructuring expected to reduce costs by 35%—

—Company to host conference call today at 4:30 PM ET —

Wayne, Penn. —August 9, 2017 — Egalet Corporation (Nasdaq: EGLT) (Egalet), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced financial results for the second quarter ended June 30, 2017 and an expense reduction plan to support Egalet’s path toward profitability.

“We believe our 15 percent net revenue growth in the second quarter of 2017 over the first quarter demonstrates our continued commitment to commercial execution and the benefits of our products to health care professionals and the patients they treat, and represents our strongest quarter to date, with $6.3 million net revenue realized,” said Egalet president and chief executive officer Bob Radie. “In addition, we are announcing an expense reduction plan that includes a corporate restructuring that we expect will significantly decrease the operating expenses that do not directly support the growth of our commercial business. While we have had to make some tough decisions, we believe these are the right steps to support our commercial focus.”

Highlights from the second quarter and recent events include:

•                  Grew net revenue to $6.3 million representing increases of 81 percent over the second quarter of 2016 and 15 percent over the first quarter of 2017;

•                  Increased SPRIX® (ketorolac tromethamine) Nasal Spray prescriptions by 20% with 555 new prescribers added and increased OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII prescriptions by 17 percent and added 369 prescribers from the first quarter 2017 to the second quarter of 2017;

•                  Educated target healthcare prescribers on the benefits and risks of ARYMO ER for the first full quarter resulting in 1,120 prescriptions;

•                  Broadened market access with the addition of ARYMO® ER (morphine sulfate) extended-release (ER) tablets C-II to a large payer formulary covering 24 million lives;

•                  Partnered with Ascend Therapeutics to co-promote SPRIX Nasal Spray to women’s healthcare practitioners; and

•                  Closed $30 million equity financing.

As part of an effort to prioritize projects, Egalet is reducing its workforce, excluding the sales team, by nearly 40 percent. With this initiative, along with elimination of certain other expenditures and other non-recurring expenses, Egalet expects total costs and expenses, as reported in its consolidated statement of operations, excluding cost of sales, amortization of product rights, depreciation and stock-based compensation expense (“Adjusted Costs and Expenses”), to be between $55 and $60 million in 2018, a 35 percent reduction from expected 2017 Adjusted Costs and Expenses of between $85 and $90 million. As of June 30, 2017, Egalet had cash, restricted cash and marketable securities totaling $87.9 million, excluding approximately $28.6 million in net proceeds from Egalet’s July 6, 2017 public offering of common stock and warrants. Based upon Egalet’s current operating plan, including net revenue, operating expense and debt service, the company anticipates that its existing cash, cash equivalents and marketable securities, will enable Egalet to fund its operations into 2020.

Second Quarter 2017 Financial Results:

•                  Cash Position: As of June 30, 2017, Egalet had cash, restricted cash and marketable securities totaling $87.9 million, excluding approximately $28.6 million in net proceeds from Egalet’s July 6, 2017 public offering of common stock and warrants.

•                  Net Revenue: Total net product sales were $6.3 million for the quarter ended June 30, 2017 compared to $3.5 million for the quarter ended June 30, 2016.

•                  Cost of Sales: Cost of sales was $1.1 million for the quarter ended June 30, 2017 and $784,000 for the quarter ended June 30, 2016. Cost of sales for the quarter ended June 30, 2017 reflected the average cost of inventory produced and dispensed to patients.

•                  G&A Expenses: General and administrative expenses increased to $12.5 million for the quarter ended June 30, 2017 from $8.9 million for the quarter ended June 30, 2016. This increase was primarily attributable to the post marketing requirement costs required following FDA approval of ARYMO ER.

•                  S&M Expenses: Sales and marketing expenses increased to $9.3 million for the quarter ended June 30, 2017 from $6.3 million for the quarter ended June 30, 2016. This increase was primarily attributable to the expansion of our commercial organization and launch expenses related to ARYMO ER.

•                  R&D Expenses: Research and development expenses decreased to $4.6 million for the quarter ended June 30, 2017 from $8.7 million for the quarter ended June 30, 2016. The decrease was driven primarily by decreased costs for the development of Egalet-002, ARYMO ER and OXAYDO.

•                  Interest Expense: Interest expense increased to $4.7 million for the quarter ended June 30, 2017 from $2.3 million for the quarter ended June 30, 2016. The increase in interest expense for the quarter ended June 30, 2017 was primarily attributable to payments on the 13% senior secured notes, issued in August 2016 and January 2017.

•                  Net Loss: Net loss for the quarter ended June 30, 2017 was $26.5 million, or $1.04 per share, compared to a net loss of $23.8 million, or $0.97 per share, for the quarter ended June 30, 2016.

Non-GAAP Measures

Egalet has included in this earnings release guidance with respect to Adjusted Costs and Expenses, which the Securities and Exchange Commission considers to be a “non-GAAP financial measure.” Management believes that this non-GAAP financial measure, when read in conjunction with Egalet’s results as reported under GAAP, can provide useful supplemental information for investors. A reconciliation of Egalet’s Adjusted Costs and Expenses outlook for 2017 to the most comparable GAAP financial measure has not been provided because of the variability, complexity and lack of visibility with respect to certain reconciling items between Adjusted Costs and Expenses and total costs and expenses, including costs of sales and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation for such period is not available without unreasonable effort. These reconciling items could be material to Egalet’s actual results for such periods.

Conference Call Information

The company will host a live conference call and webcast at 4:30 p.m. Eastern Time today to review the company’s financial and operating results and provide a general business update. Interested parties may listen to the call via a live audio webcast which may be accessed by visiting Egalet.com. Please connect to the website a few minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Individuals also may participate in the call by dialing 1-888-346-2615 (domestic) or 1-412-902-4253 (international) and asking for the “Egalet Earnings Call.”  The replay will be available approximately two hours after the call on Egalet.com.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet is developing a pipeline of clinical-stage, product candidates including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the successful implementation and realization of the anticipated benefits from Egalet’s expense reduction plan; Egalet’s estimates with regard to its operating plan, expenses, future revenues, capital requirements and needs for additional financing; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of its product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; Egalet’s ability to execute on its sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service or refinance its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and the Risk Factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Egalet’s views only as of the date hereof. Egalet anticipates that subsequent events and developments may cause its views to change. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications

Email: bcs@egalet.com
Tel: 484-259-7370

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2017	2016	2017
Revenues
Net product sales	$3,450	$6,255	$6,013	$11,682
Collaboration revenues	—	—	100	—
Total revenue	3,450	6,255	6,113	11,682

Cost and Expenses
Cost of sales (excluding amortization of product rights)	784	1,072	1,666	2,397
Amortization of product rights	503	522	1,004	1,025
General and administrative	8,854	12,471	14,852	20,962
Sales and marketing	6,280	9,340	12,482	18,598
Research and development	8,697	4,594	14,816	11,114
Total costs and expenses	25,118	27,999	44,820	54,096
Loss from operations	(21,668)	(21,744)	(38,707)	(42,414)

Other (income) expense:
Change in fair value of derivative liability	(43)	—	(653)	(12)
Interest expense, net	2,315	4,749	4,624	9,283
Other loss (gain)	69	(14)	66	167
Loss on foreign currency exchange	5	—	3	—
	2,346	4,735	4,040	9,438
Loss before provision (benefit) for income taxes	(24,014)	(26,479)	(42,747)	(51,852)
Provision (benefit) for income taxes	(237)	—	(422)	—
Net loss	$(23,777)	$(26,479)	$(42,325)	$(51,852)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.97)	$(1.04)	$(1.73)	$(2.06)
Weighted-average shares outstanding, basic and diluted	24,468,747	25,542,733	24,437,497	25,154,440

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2016	June 30, 2017
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,355	$29,868
Marketable securities, available for sale	42,471	57,627
Accounts receivable	1,108	5,107
Inventory	1,700	1,949
Prepaid expenses and other current assets	2,537	1,367
Other receivables	1,001	1,190
Total current assets	93,172	97,108
Intangible assets, net	8,350	7,520
Restricted cash	—	400
Property and equipment, net	12,709	11,318
Deposits and other assets	627	1,677
Total assets	$114,858	$118,023
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	2,392	3,183
Accrued expenses	18,147	21,280
Deferred revenue	3,975	6,188
Debt - current	381	624
Total current liabilities	24,895	31,275
Debt - non-current portion, net	83,711	124,680
Deferred income tax liability	23	24
Derivative liability	12	—
Other liabilities	891	814
Total liabilities	109,532	156,793

Commitments and contingencies (Note 11)
Stockholders’ equity (deficit)
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2016 and June 30, 2017; 25,189,125 and 26,335,983 shares issued and outstanding at December 31, 2016 and June 30, 2017, respectively	25	26
Additional paid-in capital	230,379	238,315
Accumulated other comprehensive income	100	683
Accumulated deficit	(225,178)	(277,794)
Total stockholders’ equity (deficit)	5,326	(38,770)
Total liabilities and stockholders’ equity	$114,858	$118,023